EXHIBIT 23.2

October 27, 2005

Netsmart Technologies, Inc.
146 Nassau Avenue
Islip, New York 11751

Re:	Netsmart Technologies, Inc.
Registration Statement on Form S-3/A

Dear Sirs/Madams:

We have acted as counsel for Netsmart Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 510,000 shares of common stock, par value $.01 per share, of the Company (“Common Stock”), issued in connection with the acquisitions of CMHC Systems, Inc. and ContinuedLearning LLC; (ii) 490,000 shares of Common Stock issued in a private placement of units consisting of Common Stock and Common Stock Purcahse Warrants (“Warrants”) and (iii) 147,003 shares of Common Stock issuable upon exercise of the Warrants. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the Common Stock.

We are of the opinion that: (1) the shares of Common Stock subject to the Registration Statement have been duly authorized, legally issued, fully paid and non-assessable; and (2) the shares of Common Stock issuable upon the exercise of Warrants to be exercised, when issued in accordance with the terms of the Warrants will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Kramer, Coleman, Wactlar & Lieberman, P.C.